Exhibit 10.11(c)

AWARD AGREEMENT AND STOCK POWER

Under the

Louisiana-Pacific Corporation

1997 Incentive Stock Award Plan

RESTRICTED STOCK

Corporation:	Louisiana-Pacific Corporation
414 Union Street
Suite 2000
Nashville, Tennessee 37219

Participant:

Grant Date:	, 200

Award:	The Award of Restricted Stock granted pursuant to this Award Agreement

Restricted Stock:	Shares of Corporation’s Common Stock subject to the Restrictions set forth in this Award Agreement

Plan:	The Louisiana-Pacific Corporation 1997 Incentive Stock Award Plan, as amended

Restriction Period:	The three-year period ending on the third anniversary of the Grant Date, or at such earlier date as specified in Appendix A to this Award Agreement.

AGREEMENT

Corporation and Participant agree as follows:

1.             Defined Terms.  Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in Section 9 of Appendix A to this Award Agreement.

2.             Grant of Restricted Stock.  Subject to the terms and conditions of the Plan and this Award Agreement, including Appendix A, effective as of the Grant Date, Corporation grants to Participant an Award for the number of shares of Restricted Stock specified above.

3.             Restrictions.  Participant acknowledges that the Restricted Stock is subject to the Restrictions and all the terms and conditions set forth in this Award Agreement.

4.             Federal Tax Elections.  Participant agrees to notify Corporation promptly if Participant makes an election under Code Section 83(b) with respect to the Restricted Stock.

5.             Certificate.  Participant agrees that the Certificate for the Restricted Stock, together with an executed counterpart of this Award Agreement and Stock Power, will be held by Corporation until the expiration of the Restricted Stock Period with respect to this Award.

STOCK POWER

Effective as of the Grant Date, Participant assigns and transfers to Corporation the shares of Restricted Stock evidenced by the Certificate and appoints                                              as attorney-in-fact to transfer the stock on the books of Corporation, with full power of substitution.  Although Participant is the owner of the Restricted Stock, Corporation will hold the Certificate and this Stock Power during the Restriction Period described in the Award Agreement.  Upon expiration of the Restriction Period, Corporation will return this Stock Power to Participant, together with a new, unrestricted, certificate for the Restricted Stock.

Corporation:	LOUISIANA-PACIFIC CORPORATION

By
Its

Participant:

APPENDIX A

To

Award Agreement and Stock Power for

Restricted Stock

This Award Agreement evidences the grant of an Award for shares of Restricted Stock to Participant under the Plan.

Capitalized terms are defined in Section 9 of this Appendix A.

1.             Shares of Restricted Stock; Adjustment

In the event of (a) a stock dividend or a stock split or reverse stock split (whether effected as a dividend or otherwise) or (b) an Extraordinary Distribution by Corporation, where the record date for such stock dividend, stock split, or Extraordinary Distribution is after the Grant Date and during the Restriction Period, the Committee will, to the extent provided in Article 12 of the Plan as it may be amended from time to time, adjust the number of shares of Restricted Stock proportionately to reflect the effect of such stock dividend, stock split or Extraordinary Distribution.  The number of shares of Restricted Stock will not be adjusted to reflect cash dividends paid with respect to Corporation’s common stock during the Restriction Period.

2.             Terms of Award

This Award is subject to all the provisions of the Plan and to the following terms and conditions:

2.1           Restricted Stock.  Subject to the Restrictions set forth in this Section, Corporation has granted the Restricted Stock to Participant as of the Grant Date.

2.1.1        Restrictions During Restriction Period.  During the Restriction Period:

(a)           Nontransferable.  Participant may not sell, assign, pledge, or otherwise transfer or encumber the Award or the Restricted Stock subject to the Award.  Neither this Award nor the shares of Restricted Stock is transferable other than by will or the laws of descent and distribution.  No assignment or transfer of the Award or the Restricted Stock in violation of the foregoing restriction, whether voluntary, involuntary or by operation of law or otherwise, except by will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right whatsoever, but immediately upon any attempt to assign or transfer the Award or the Restricted Stock, the Award will terminate and be of no force or effect.  Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executor, administrator, or the person or persons to whom this Award or the Restricted Stock may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person or persons.

(b)           Forfeiture.  In the event Participant ceases to be an Employee of an Employer prior to the expiration of the Restriction Period, Participant will immediately and automatically forfeit all shares of Restricted Stock subject to the Award, the Restricted Stock will automatically revert to Corporation, and Participant will cease to have any rights as a stockholder with respect to such Restricted Stock.

2.1.2        Rights During Restriction Period.  During the Restriction Period, Participant will have (except as expressly provided in Section 2.1.1) all the rights of a stockholder with respect to the Restricted Stock, including without limitation the right to exercise all voting rights with respect to the Restricted Stock and the right to receive cash dividends with respect to the Restricted Stock.  Stock dividends issued with respect to Restricted Stock will be treated as additional shares of Restricted Stock covered by the Award and will be subject to the same Restrictions.

2.1.3        Stock Certificates.  Certificates for shares of Restricted Stock subject to this Award Agreement will be issued in Participant’s name and held by Corporation, together with an executed counterpart of the Award Agreement and Stock Power, until the Restrictions lapse at the expiration of the Restriction Period or until the Restricted Stock is forfeited as provided in Section 2.1.1(b). During the Restriction Period, each certificate for shares of Restricted Stock will bear a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED AS RESTRICTED STOCK UNDER THE LOUISIANA-PACIFIC CORPORATION 1997 INCENTIVE STOCK AWARD PLAN (THE “PLAN”) AND ARE SUBJECT TO RESTRICTIONS ON THEIR TRANSFER, DISPOSITION, OR ENCUMBRANCE SET FORTH IN THE PLAN.  A COPY OF THE PLAN MAY BE OBTAINED FROM LOUISIANA-PACIFIC CORPORATION.

Certificates for shares of Restricted Stock may also bear any other restrictive legends required by law or any other agreement.

2.2           Settlement of Award.

2.2.1        General.  Upon the Vesting of shares of Restricted Stock under this Award due to expiration of the Restriction Period, this Award will be settled on a settlement date selected by the Committee as soon as practicable after the end of the Restriction Period by the delivery to Participant of a new stock certificate for the Vested shares of stock subject to the Award issued in Participant’s name, without the legend described in Section 2.1.3, together with the Restricted Stock Award Agreement and Stock Power previously held by Corporation.

2.2.2        Lapse of Restrictions.  Upon settlement of the Award pursuant to Section 2.2.1, the stock subject to the Award will no longer be subject to the Restrictions.

2.3           Employment Requirement; Accelerated Vesting.

2.3.1        General.  Except as otherwise expressly provided in Sections 2.3.2 or 2.3.3, if Participant ceases to be an Employee for any reason prior to the end of the Restriction Period, this Award will be canceled and Participant will forfeit the Restricted Stock as provided in Section 2.1.1(b) and this Award will be cancelled and Participant will not receive any other payment with respect to this Award.

2.3.2        Death or Disability.  In the event Participant dies or terminates Employment by reason of Disability prior to the end of the Restriction Period, the Award and the Restricted Stock will automatically become 100% Vested as of the date of death or termination by reason of Disability.

2.3.3        Change in Control.  Upon the occurrence of a Change in Control Date prior to the end of the Restriction Period, the Award and the Restricted Stock will automatically become 100% Vested as of the Change in Control Date

2.4           Other Documents. Participant will be required to furnish Corporation such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations as a condition of Corporation’s obligation to settle this Award.

2.5           Transferability.  The Restricted Stock is subject to the restrictions on transferability set forth in Section 2.1.1(a).  This Award is not transferable other than by will or the laws of descent and distribution.  No assignment or transfer of the Award in violation of the foregoing restriction, whether voluntary, involuntary or by operation of law or otherwise, except by will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right whatsoever, but immediately upon any attempt to assign or transfer the Award, the Award will terminate and be of no force or effect.  Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executor, administrator, or the person or persons to whom this Award may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person or persons.

3.             Rights as Stockholder

During the Restriction Period, Participant will have the rights of a stockholder as provided in Section 2.1.2.

4.             Taxes; Tax Election

4.1           Withholding Taxes.

4.1.1        General.  Participant acknowledges that Participant is responsible for payment of all federal, state, and local withholding taxes and Participant’s portion of all applicable payroll taxes imposed in connection with (i) the grant of the Award and the Restricted Stock, (ii) the Vesting of the Restricted Stock, (iii) an election by Participant under Code Section 83(b) with respect to this Award, and/or (iv) payment by Corporation of dividends with respect to the Restricted Stock during the Restriction Period (collectively, the “Applicable Taxes”).  Corporation’s obligation to issue unrestricted stock in settlement of the Award is expressly conditioned on Participant’s making arrangements satisfactory to Corporation, in its sole and absolute discretion, for the payment of all Applicable Taxes.

4.1.2        Method of Payment.  Participant may pay to Corporation (in cash or by check) an amount equal to the Applicable Taxes.  In the event that Participant does not submit payment of the entire amount of Applicable Taxes, Participant expressly authorizes Corporation, in its sole and absolute discretion, (a) to withhold all or a portion of the remaining balance of the Applicable Taxes from other amounts payable in cash (as compensation or otherwise) by Corporation or any Employer to Participant, and/or (b) to withhold a number of unrestricted shares (thus reducing the number of unrestricted shares to be issued to Participant) having a fair market value (as of the date the Award is settled) equal to the remaining balance of the Applicable Taxes.

4.2           Effect of Tax Election.  In the event Participant makes a timely election under Code Section 83(b) with respect to this Award, the Restricted Stock will be deemed (for income tax purposes) to be transferred to Participant effective as of the Grant Date (and any obligation for withholding tax liability imposed by subsequent changes in tax laws would be due as of the Grant Date).  However, such an election will not affect the Restrictions or terminate the Restriction Period for the Award.

5.             Conditions Precedent

Corporation will use its best efforts to obtain approval of the Plan and this Award by any state or federal agency or authority that Corporation determines has jurisdiction.  If Corporation determines that any required approval cannot be obtained, this Award will terminate on notice to Participant to that effect.  Without limiting the foregoing, Corporation will not be required to issue any certificates for Restricted Stock, or any portion thereof, until Corporation has taken all action required to comply with all applicable federal and state securities laws.

6.             Successorship

Subject to restrictions on transferability set forth in Sections 2.1.1(a) and 2.5, this Award Agreement will be binding upon and benefit the parties, their successors and assigns.

7.             Notices

Any notices under this Award Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8.             Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, shall be resolved by mandatory arbitration in accordance with the then effective arbitration rules of the American Arbitration Association, and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

9.             Defined Terms

When used in this Award Agreement, the following terms have the meaning specified below:

Acquiring Person means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such Section and Rule are in effect as of the Grant Date; provided, however, that the term Acquiring Person shall not include (a) Corporation or any of its Subsidiaries, (b) any employee benefit plan or related trust of Corporation or any of its Subsidiaries, (c) any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan, or (d) any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

Change in Control of Corporation means:

(a)           The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (a) the following acquisitions will not constitute a Change in Control:  (i) any acquisition directly from Corporation, (ii) any acquisition by Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Corporation or any corporation controlled by Corporation, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii), and (iii) of paragraph (c) of this definition of Change in Control; or

(b)           During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director during the period whose election, or nomination for election, by Corporation’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Corporation (a “Business Combination”) in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Corporation or all or substantially all of Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (excluding any employee benefit plan, or related trust, of Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)           Approval by the stockholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

Change in Control Date means the first date following the Grant Date on which a Change in Control has occurred.

Disability means the condition of being permanently unable to perform Participant’s duties for an Employer by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

Employee and Employment both refer to service by Participant as a full-time or part-time employee of an Employer, and include periods of illness or other leaves of absence authorized by an Employer.  A transfer of Participant’s Employment from one Employer to another will not be treated as a termination of Employment.

Employer means Corporation or a Subsidiary of Corporation.

Restricted Stock means the number of shares of Restricted Stock issuable to Participant pursuant to this Award as specified on the cover sheet to this Award Agreement.

Restriction Period means the period commencing on the Grant Date for the Award and ending on the first to occur of:

(a)           The expiration of the period specified on the cover page to this Award Agreement;

(b)           The termination of Participant’s employment with an Employer by reason of:

(i)            Death; or

(ii)           Disability;

(c)           A Change in Control of Corporation.

Restrictions mean the provisions of Section 2.1 that govern the forfeiture of the Award and the shares of Restricted Stock during the Restriction Period.

Termination Date means the date Participant ceases to be an Employee.

Vest or Vesting means, with respect to this Award, the time when the Participant’s Restricted Stock is no longer subject to forfeiture under Section 2.1.1(b).

Voting Securities means Corporation’s issued and outstanding securities ordinarily having the right to vote at elections of directors.

Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in the Plan.